Exhibit 99.1

WINN-DIXIE	NEWS RELEASE
THE REAL DEAL

WINN-DIXIE STORES, INC.  5050 EDGEWOOD COURT  P.O. BOX B  JACKSONVILLE, FLORIDA  32203-0297  (904) 783-5000

CONTACTS:
Investors	Media
Bennett L. Nussbaum	Kathy Lussier
Senior Vice President and Chief Financial Officer	Director of Communications
(904) 370-6655	(904) 370-6025

WINN-DIXIE AND LENDERS AGREE TO INCREASE

SIZE OF REVOLVING CREDIT FACILITY

Company Secures $300 Million of Additional Borrowing Capacity

JACKSONVILLE, FLORIDA, JUNE 30, 2004 – Winn-Dixie Stores, Inc. (NYSE: WIN) announced today that it has entered into an agreement with its lenders to increase its existing senior secured revolving credit facility from $300 million to $600 million. The amended and restated senior secured credit facilities will consist of a $400 million three year revolving credit facility and a $200 million three year standby letter of credit facility.

“This additional borrowing capacity will support the ongoing execution of our strategic initiatives designed to improve Winn-Dixie’s competitive positioning,” said Frank Lazaran, President and Chief Executive Officer.

Wachovia Capital Markets LLC is the sole lead arranger for the $600 million senior credit facilities. The facilities are asset-based with a borrowing base comprised of an agreed percentage of the inventory balance, pharmacy receivables, pharmacy scripts and certain real estate. Covenants in the facility relate to minimum earnings before interest, taxes, depreciation and amortization (EBITDA) and maximum capital expenditures that will not be tested as long as the Company is maintaining a minimum excess availability. The Company cannot allow adjusted excess availability to fall below $75 million at any time. The amended and restated credit agreement dated June 29, 2004 will be filed as an exhibit to a Form 8-K being filed later today. Further details can be obtained from the 8-K filing.

About Winn-Dixie

Winn-Dixie Stores, Inc. is one of the nation’s largest food retailers and ranks 162 on the FORTUNE 500® list. Founded in 1925, the Company is headquartered in Jacksonville, FL. For more information, please visit www.winn-dixie.com.